CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SpaceDev, Inc.
Poway, CA

We consent to the inclusion in this Form SB-2 of SpaceDev, Inc. of our report dated March 28, 2007 relating to the consolidated financial statements of SpaceDev, Inc. for the years ended December 31, 2006 and 2005.

San Diego, California	/S/ PKF
January 9, 2008	Certified Public Accountants
A Professional Corporation